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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
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/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
QUIXOTE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/x/	No fee required.
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Notice and Agenda of the Annual Meeting of Stockholders

To be held Friday, November 15, 2002

To the Stockholders of Quixote Corporation:

        The Annual Meeting of Stockholders of Quixote Corporation (the "Company") will be held on Friday, November 15, 2002, at 10:00 a.m., Central Standard Time, in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675 for the following purposes:

  1.
  To elect two (2) directors to serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2005;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on September 18, 2002, will be entitled to notice of, and to vote at, the meeting.

        Your vote is very important, and we request that you vote your shares as promptly as possible. You may vote your shares in a number of ways. You may fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you have shares registered in your own name or for most of you who hold your shares with a bank or broker, you may choose to vote your shares via the Internet or by telephone. Instructions are on the proxy card if these alternatives are available to you.

        We appreciate your cooperation and we thank you.

By order of the Board of Directors,

JOAN R. RILEY Secretary

Chicago, Illinois
October 3, 2002

  I M P O R T A N T

          A Proxy Statement and Proxy Card are submitted with this Notice. All stockholders are urged to read the Proxy Statement and to vote promptly. Stockholders are encouraged to vote their shares electronically by following the instructions on the proxy card, or by signing, dating and returning the enclosed proxy form in the envelope provided. No postage is required if mailed in the United States. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the principal offices of the Company, One East Wacker Drive, 30th Floor, Chicago, Illinois.

October 3, 2002

PROXY STATEMENT

For the Annual Meeting of Stockholders

To be held Friday, November 15, 2002

Proxy Solicitation

        This Proxy Statement is furnished to stockholders of Quixote Corporation (the "Company"), on or about October 3, 2002, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the Annual Meeting of Stockholders on Friday, November 15, 2002, at 10:00 a.m., Central Standard Time, in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, and at any adjournment thereof. The person voting the enclosed proxy may revoke it at any time before it is exercised by writing to the Secretary of the Company at its principal office, One East Wacker Drive, Chicago, Illinois 60601, or by attending the Annual Meeting and voting in person, in which case any prior proxy given will be automatically revoked.

        Properly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder designates how the proxy is to be voted on any business to come before the meeting, the signed proxy will be voted in accordance with such designation. If a stockholder fails to designate how his or her proxy should be voted, the signed proxy will be voted: (1) FOR the election of the nominees named below as Directors; and (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

        The costs of this solicitation will be paid by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, Proxy Card and this Proxy Statement. The officers and employees of the Company and its subsidiaries may solicit proxies personally or by telephone and facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to the principals, and the Company will reimburse such persons for their reasonable out-of-pocket expenses.

Voting at the Annual Meeting

        Stockholders of record owning the Company's common stock, $.01 2/3 par value ("Common Stock"), at the close of business on September 18, 2002, will be entitled to vote at the Annual Meeting. On that date, 7,791,968 shares of Common Stock were outstanding. Each outstanding share of Common Stock entitles the holder to one vote upon each matter presented at the Annual Meeting. The affirmative vote of a majority of all of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the meeting is necessary to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company. The nominees for Director will be elected if they receive the affirmative vote of at least sixty percent of all votes entitled to be cast at this meeting.

        Shares voted as abstentions on any matter (or a "withhold vote for" as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. Abstentions and withheld votes have the effect of votes against a matter.

        Pursuant to the New York Stock Exchange rules, brokers who hold shares of Common Stock as nominees will have discretionary authority to vote those shares on the proposals. However, if a broker submits a proxy that indicates the broker does not have discretionary authority (known as "broker non-votes"), such non-votes will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. Accordingly, broker non-votes will have the effect of votes against a matter.

        While the Notice of Annual Meeting calls for the transaction of such other business as may properly come before the meeting, management has no knowledge of any matters to be presented for action by the stockholders except as already set forth. The enclosed proxy gives discretionary authority to the persons holding those proxies to vote in accordance with their best judgment as to any other business.

ELECTION OF DIRECTORS

        At the Annual Meeting, two (2) Directors are to be elected to serve three year terms until the Annual Meeting to be held in 2005 and until their successors are elected and qualified. The Company is soliciting proxies to vote for its nominees, Leslie J. Jezuit and Daniel P. Gorey, as Directors of the Company.

        All proxies will be voted in accordance with the stated instructions. If any nominee ceases to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board. The Board of Directors currently has no reason to believe that any nominee will be either unwilling or unable to serve as a Director if elected. Proxies given by stockholders cannot be voted for more than two (2) persons.

Information Concerning Nominees for Director and Directors Continuing in Office.

        The information appearing in this section in regard to age and principal occupation or employment has been furnished to the Company by the respective nominees for Director and by the respective Directors continuing in office. Information relating to the beneficial ownership of the Company's Common Stock by Directors and nominees for Director is set forth in the table on page 15.

NOMINEES FOR DIRECTOR FOR A THREE-YEAR TERM
EXPIRING IN 2005

  Leslie J. Jezuit

        Mr. Jezuit, 56, was elected Chief Executive Officer of the Company effective October 1, 1999 and has served as President and Chief Operating Officer of the Company since January 1996. Mr. Jezuit has served as a Director of the Company since May 1997 and was elected Chairman of the Board in July, 2001. He is also President and Chief Executive Officer and a Director of Energy Absorption Systems, Inc. Prior to joining the Company, Mr. Jezuit served from 1991 to 1995 as President and Chief Operating Officer of Robertshaw Controls Company, a division of Invensys P.L.C. (formerly Siebe P.L.C.). He also served as Vice President and General Manager of the Cutler-Hammer division of Eaton Corporation (1985-1991); in various positions at Federal Signal Corporation, including Group President and Vice President of Corporate Development (1980-1985); as Vice President of Marketing at Mead Digital Systems (1975-1980); and in various management positions at the Graphic Systems Division of Rockwell International (1968-1975).

  Daniel P. Gorey

        Mr. Gorey, 51, has been employed by the Company since 1985 and has served as a Vice President since May 1994 and as Chief Financial Officer and Treasurer since November 1996. He was elected to the Board of Directors on August 16, 2001 to fill the vacancy created by the death of Philip E. Rollhaus, Jr. Mr. Gorey is also Vice President, Treasurer and a Director of Energy Absorption Systems, Inc. Prior to joining the Company, Mr. Gorey was employed by Coopers & Lybrand (now known as PricewaterhouseCoopers LLP). Mr. Gorey is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

        The Board of Directors recommends a vote in favor of the election of Mr. Jezuit and Mr. Gorey as Directors of the Company.

DIRECTORS CONTINUING IN OFFICE

  James H. DeVries

        Mr. DeVries, 70, is a business consultant to various companies and since 1969 has served as a Director of the Company. Prior to his retirement from the Company in June 1997, Mr. DeVries served as Executive Vice President, General Counsel and Secretary of the Company, and as Secretary of Energy Absorption Systems, Inc. His current term as Director expires at the Annual Meeting to be held in 2003.

  Lawrence C. McQuade

        Mr. McQuade, 75, is Chairman of Qualitas International (since 1994). In addition, he serves as a Director of Laredo National Bancshares (since 2002), of Bunzl P.L.C. (since 1991), of Oxford Analytica, Inc. (since 1988) and is a founding partner of River Capital International L.L.C. Mr. McQuade served as a Director of Eurotech, Ltd. from 1998 to 1999 and as Chairman of the Czech & Slovak American Enterprise Fund from August 1995 to March 1996. Mr. McQuade was Vice Chairman of Prudential Mutual Fund Management, Inc. from 1988 through April 1995. He was Executive Vice President and a Director of W.R. Grace & Co. from 1975 to 1987. In 1967 to 1969 he served as Assistant Secretary, U.S. Department of Commerce. He is a graduate of Yale University, Oxford University (Rhodes Scholar), and Harvard Law School. Mr. McQuade has served as a Director of the Company since February 1992 and is a member of the Audit, Compensation, Governance and Nominating Committees. His current term as Director expires at the Annual Meeting to be held in 2003.

  William G. Fowler

        Mr. Fowler, 74, is of counsel to the law firm of Van Cott, Bagley, Cornwall & McCarthy of Salt Lake City, Utah. He joined the Board in January 1973. Mr. Fowler is a member of the Governance Committee and is the Chairman of the Audit, Compensation and Nominating Committees. His current term as a director expires at the Annual Meeting to be held in 2004.

  Robert D. van Roijen, Jr.

        Mr. van Roijen, 63, has been the President of Töx Financial Company, a private investment firm, since 1988. He is also a partner of Patience Partners LLC, a fund manager, and is a director of St. Leonard's Corporation, Security Storage Company of Washington, D.C. and Cuisine Solutions Inc. Mr. van Roijen was formerly associated with Control Laser Corporation, serving in various capacities from 1977 to 1987, including as Chairman of the Board and as President and Chief Executive Officer. Mr. van Roijen is a former director of Sonex Research, Inc., AMBAR Corp., Commonwealth Scientific and Applied Digital Technology. Mr. van Roijen has served as a Director of the Company since May 1993 and is a member of the Audit, Compensation, Governance and Nominating Committees. His current term as a Director expires at the Annual Meeting to be held in 2004.

Audit, Compensation, Nominating and Governance Committees

        The four committees of the Board of Directors each consist of three non-employee directors: William G. Fowler, Lawrence C. McQuade and Robert D. van Roijen, Jr. The responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company's accounting, auditing and financial reporting practices. The Audit Committee operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Committee's primary responsibilities include recommending the firm to be chosen as independent auditors, overseeing and reviewing audit results, monitoring the effectiveness of internal audit functions and reviewing and recommending that the Company's annual audited financial statement be included in the Company's annual filing with the Securities and Exchange Commission. The Audit Committee had two meetings in fiscal 2002.

        The Compensation Committee determines adjustments to salaries, bonuses and other forms of compensation (including stock option grants) afforded the executive officers of the Company, and performs such other duties as directed by the Board. The Compensation Committee had three meetings in fiscal 2002.

        The Nominating Committee reviews and recommends the nominees for election as directors at the annual meeting of stockholders and also recommends candidates to fill vacancies on the Board of Directors. The Committee will consider candidates suggested by directors or stockholders. Nominations from stockholders, properly submitted in writing to the Company's Secretary, will be referred to the Committee for consideration. The Nominating Committee met once in fiscal 2002.

        The Governance Committee reviews the corporate governance guidelines and policies adopted by the Board of Directors and recommends changes as appropriate. The Governance Committee was created in August 2002 and has had no meetings.

REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

        Only non-employee Directors of the Company receive compensation for their services as Directors. Directors receive an annual fee of $10,000, paid quarterly. Directors also receive a fee of $2,000 for the first day of every meeting, $1,000 for each consecutive meeting day thereafter and $500 per day for every telephonic Board or Committee meeting, plus expenses. Members attending Board and Committee meetings held on the same day receive one daily fee. The Chairman of each of the Audit and Compensation Committees receives an annual fee of $1,500 for his services. Mr. Fowler is Chairman of each Committee and received a total fee of $3,000.

        There were three scheduled meeting days and three telephone conference meetings of the Board in fiscal 2002. The Compensation, Nominating and one of the two Audit Committee meetings were held on regularly scheduled Board meeting days so Committee members did not receive additional compensation for those meetings. The second Audit Committee meeting was a telephone conference meeting.

        Present and future non-employee Directors are eligible to receive stock options pursuant to the Company's 2001 Non-Employee Director Stock Option Plan (the "Director Plan") as approved by the stockholders of the Company in November 2001. The Director Plan provides for the grant to each non-employee Director of an option to acquire 4,000 shares on the first Friday following the Company's annual meeting of stockholders. Options are granted at 100% of fair market value on the grant date, are not exercisable for six months and must be exercised within seven years of the date on which they are granted. On November 16, 2001, the Company granted each non-employee Director an option to purchase 4,000 shares of Common Stock at $24.76 per share.

        The Company maintains accidental death and disability insurance coverage in the amount of $500,000 on behalf of each of the non-employee Directors, payable to the designated beneficiary of each Director. The Company paid premiums of $209.00 for each Director to provide such insurance in fiscal 2002.

Summary Compensation Table

        The following table summarizes the total compensation earned or paid for services rendered in all capacities during each of the years ended June 30, 2002, 2001 and 2000, by the named Executive Officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation (1) ($)	Restricted Stock Award(s) ($)	Options/ SARs (#)	All Other Compensation (2) ($)
Leslie J. Jezuit Chairman, Chief Executive Officer and President, Quixote Corporation and Energy Absorption Systems, Inc.	2002 2001 2000	375,000 353,000 330,000	315,000 335,000 277,000	87,736 129,028 73,370	-0- -0- -0-	30,000 60,000 103,000	7,700 7,160 6,750
Daniel P. Gorey Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	215,000 200,000 185,000	125,000 135,000 105,000	44,373 64,228 35,649	-0- -0- -0-	24,000 39,000 45,000	7,734 7,622 6,339
Joan R. Riley Vice President, General Counsel and Secretary	2002 2001 2000	170,000 158,000 150,000	80,000 85,000 67,000	34,308 49,650 27,876	-0- -0- -0-	15,000 25,000 27,000	7,510 7,411 6,330

(1)
The amounts disclosed include cash paid under the 1993 Long-Term Stock Ownership Incentive Plan (the "1993 Plan") to cover the federal, state and other taxes arising from the restricted stock issued in the fiscal year to the named executives pursuant to the 1993 Plan. The aggregate amount of perquisites and other personal benefits for Messrs. Jezuit, Gorey and Ms. Riley did not exceed the lesser of $50,000 or ten percent (10%) of the total annual salary and bonus reported for each of them and, therefore, is not included.

(2)
Amounts disclosed are matching contributions by the Company under the Company's 401(k) Plan.

Stock Option Grants in Fiscal Year 2002

        The following table shows the options granted to the named Executive Officers during fiscal 2002 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named Executive Officers may eventually realize in future dollars under three hypothetical situations: if the price of the Company's Common Stock does not increase, and if the stock gains 5% or 10% in value per year, compounded over the life of the options. These amounts represent assumed rates of appreciation, and are not intended to forecast future appreciation of the Company's Common Stock.

        The options described in this table have exercise prices equal to the current market value of a share of Common Stock on the date they were granted. Unless the Company's stock price appreciates and the recipient continues to be employed until the options vest, the options will have no value.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	0%	5%($)	10%($)
Leslie J. Jezuit	30,000	17.3%	24.95	08/16/06	0	206,797	456,967
Daniel P. Gorey	24,000	13.8%	24.95	08/16/06	0	165,437	365,573
Joan R. Riley	15,000	8.7%	24.95	08/16/06	0	103,398	228,483

(1)
All options were granted on August 16, 2001, under the Company's 1993 Long-Term Stock Ownership Incentive Plan (the "1993 Plan"). All options were granted at the Current Market Price (as defined in the 1993 Plan) on that date. The options become exercisable in one-third installments, beginning one year after grant. All option rights under the 1993 Plan lapse upon termination of employment except for limited exercise periods. In the event of a change in control of the Company (as defined in the 1993 Plan), the Plan gives each optionee the right, within 30 days of such change in control, to exercise his options, notwithstanding the other provisions of the Plan. The 1993 Plan terminated in November 2001 except for shares reserved for options and awards granted thereunder, which by their terms are outstanding.

(2)
The potential realizable value to all stockholders at the appreciation rates of 0%, 5% and 10% would be $0, $36,415,122 and $80,467,896 (based on shares outstanding at June 30, 2002 and assuming such shares were purchased for $16.95 on June 30, 2002 and held until June 30, 2007).

Aggregated Option Exercises and Option Values Table

        The following table shows information concerning the exercise of stock options by each of the named Executive Officers during fiscal 2002, and the value of all remaining exercisable and unexercisable options at June 30, 2002, on a pre-tax basis.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

					Value of Unexercised In-the-Money Options/SARs at 6/30/02($)(1)
			Number of Unexercised Options/SARs at 6/30/02(#)
	Shares Acquired on Exercise(#)	Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Leslie J. Jezuit	-0-	-0-	150,114	104,331	668,327	192,726
Daniel P. Gorey	-0-	-0-	49,001	64,999	159,330	100,780
Joan R. Riley	8,000	92,400	48,334	40,666	222,939	62,981

(1)
Based on the closing price of the Company's Common Stock as reported on the NASDAQ-NMS on June 30, 2002 ($16.95).

Employment Agreements and Termination Benefits

        The Company has an employment letter agreement with Leslie J. Jezuit which provides for the payment of one year's base salary, payable monthly, if his employment is terminated for any reason other than cause.

        The Company also has change of control agreements with each of Leslie J. Jezuit, Daniel P. Gorey and Joan R. Riley that were entered into as of December 1, 1997 (the "Change of Control Agreements"). The Board of Directors believes that the Change of Control Agreements assure fair treatment of the Executive Officers in relation to their careers with the Company by assuring them of some financial security. The Agreements also protect the stockholders by encouraging the Executive Officers to continue to devote their attention to their duties without distraction in a potentially disturbing circumstance and neutralizing any bias they might have in evaluating proposals for the acquisition of the Company. The Change of Control Agreements provide that if, within three (3) years after a change of control of the Company, the employment of the executive is terminated other than (i) by death or disability, (ii) by the Company or employing subsidiary for cause, or (iii) by the executive's voluntary resignation not constituting a constructive termination as defined in the Agreement, the Company will pay the executive a separation payment equal to 300% of the sum of his base salary and average yearly bonus payment for the last two years. The Agreements define a "change of control" as a change in the stock ownership of a magnitude which requires the filing of reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For the purposes of the Agreements, a "change of control" shall be deemed to have occurred if any of the following occur: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (ii) if during any period of two consecutive years, there is a change in the composition of the Board of Directors of the Company such that 50% of the non-employee Board members have not been slated by the Board for re-election; (iii) a consolidation or merger occurs and the Company is not the surviving company or the Company sells all or substantially all of its assets; or (iv) the Company is liquidated or dissolved. The term "constructive termination" is generally defined by the Agreements to mean any unfavorable change in the executive's or employee's position, duties, compensation or benefits and "cause" is generally defined as willful conduct of an executive or employee demonstrably injurious to the Company or employing subsidiary. The Agreements also contain provisions for the payment of legal expenses incurred by the executives as a result of any termination of employment after a change in control.

Stock Ownership Guidelines For Key Employees

        The Board of Directors approved and implemented stock ownership guidelines in fiscal 2002 in order to encourage key employees who are capable of having an impact on the performance of the Company to acquire a long-term proprietary interest in the Company. With a meaningful investment in the Company, key employees have an increased incentive to contribute to the Company's success, thus enhancing the value of the Company for the benefit of its stockholders. All key employees who report to the Chief Executive Officer are expected to own a minimum of 5,000 shares of Quixote Common Stock. All other key employees are expected to own 2,000 shares. Guidelines are to be met by January 1, 2003, with additional time given to employees who have been employed less than a year on the date of implementation. New employees will have a three-year period to comply.

REPORT OF THE COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee (the "Compensation Committee" or "Committee") acts on behalf of the Board of Directors in accordance with its Charter and is composed of three independent, non-employee Directors. It establishes compensation policies for the Company's Executive Officers, reviews the recommendations of the Chairman, President and Chief Executive Officer, evaluates compensation awards of comparable company's executives, and determines the grants of compensation and other remuneration awarded the Executive Officers of the Company. Mr. Jezuit, Chairman, President and Chief Executive Officer; Mr. Gorey, Vice President and Chief Financial Officer; and Ms. Riley, General Counsel and Secretary are the sole Executive Officers. Executive compensation recommendations of the Committee are reviewed and subject to approval by the entire Board. Awards under the 2001 Employee Stock Incentive Plan are made solely by the Compensation Committee in compliance with Rule 16b-3 of the Securities Exchange Act.

Compensation Principles and Policies of the Company

        The goal of the Compensation Committee is to ensure that the Company retains unusually qualified, motivated and experienced executives whose financial interests are aligned with those of the stockholders, whose compensation is fair, and who will implement the Company's business goals of continuing growth and enhanced shareholder value. To this end, the Committee considers a variety of factors including general economic conditions, competitive environment, financial performance during the past fiscal year, attainment of strategic growth goals, as well as individual performance and teamwork.

        In fiscal 2002, economic conditions and impairment of governmental spending and budgets, combined with the terrorist attack of September 11, significantly impacted the Company's sales. In light of these conditions, certainly not imputable to management, the Compensation Committee shifted the emphasis of its evaluation criteria from strategic growth based upon normal economic continuity to maintenance of profitability and market share.

        Net sales for the fiscal year were $89,694,000, down from $93,554,000 in fiscal 2001; operating profit was $9,489,000, compared with $18,887,000 in 2001; and net earnings were $6,824,000, or $0.84 per share, compared with $10,843,000, or $1.35 per share, in 2001. Emerging from fiscal 2002, however, the Company has a strong backlog, exceeding $12.6 million, at the end of June. Also on the positive side, the fourth quarter of fiscal 2002 reflects 27% growth in sales over the third quarter, and gross margins were nearly 50%, a more normal ratio. Also, during the year the Company generated strong cash flow from continuing operations exceeding $12.5 million and reduced inventories by nearly $5 million. Significantly, the Company acquired Surface Systems, Inc., a major component of the Company's Inform segment, whose performance has been accretive to earnings. New product development highlights fiscal 2002 achievements.

        The Company's compensation program for its Executive Officers has three principal components: base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. Without relying upon predetermined criteria, the Company's compensation policy has been to offer conservative base salaries and to provide performance-based incentives in the form of annual bonuses and stock grants. Executive stock ownership is important to the Company as it not only aligns management with stockholder interests, but focuses energy and motivation to growing the Company.

        The Committee annually engages an independent compensation consultant to evaluate compensation levels as compared to those in similar sized companies.

Base Salary and Annual Bonus

        The annual review of each officer's base salary takes into account the officer's personal performance as well as assessing the officer's responsibilities. While a cost-of-living increase is one criteria for salary adjustments, the assumption of expanded duties also bears upon the Committee's recommendations. The Committee heretofore has recommended and the Board has adopted a substantive policy limiting salary enhancements to an amount paralleling cost-of-living increases, currently approximately 5% per annum. Bonuses reflect rewards for individual performance as well as Company performance, as enumerated above.

        The salary of Mr. Jezuit, the Company's Chairman, Chief Executive Officer, President, and Chief Operating Officer, was increased from $375,000 in fiscal 2001 to $395,000 in fiscal 2002 and he received a decreased cash bonus of $315,000. His stock option grant was 30,000 shares as compared to 60,000 shares the previous year.

Stock Options

        The Company utilizes stock options which are granted pursuant to the 2001 Employee Stock Incentive Plan. Historically, stock options are considered by the Committee as an incentive to increase the Company's value. Options generally vest over a three-year period and are exercisable over a specified period of time following the date of grant, which is typically five to seven years. Option recipients must be employed by the Company at the time of vesting and at the time the options are exercised. The value of these options cannot immediately be ascertained, but will depend on the future success of the Company which in large part will depend upon the individual contribution of the recipients. The Company cannot attract and retain highly talented and qualified management employees without granting stock options. For the last three fiscal years, the Company has granted options to employees, including the Executive Officers, to purchase an annual average of 292,333 shares at the current market price on the date of grant. In fiscal 2002, the Committee granted Mr. Jezuit employee stock option awards to purchase 30,000 shares of the Company's Common Stock at the then-current market value of the stock. In fiscal 2002, Executives as a group were granted employee stock options to purchase 69,000 shares of stock. These awards were discretionary and function as an incentive in promoting the enhancement of the stock's value.

Stock Based Retirement Plan

        The Company maintains a stock-based retirement plan (the "Retirement Plan"), which was approved by the stockholders in 1993 to provide its executives with a competitive retirement program.

        Under the Retirement Plan, which is in lieu of any supplemental executive retirement program, the Executive Officers receive annual awards of restricted Company Stock pursuant to individual retirement award agreements. The share awards, together with a cash award intended to cover the concomitant income tax burden, are calculated under accepted actuarial principles as the number required to provide a targeted competitive retirement benefit. The targeted benefit, however, will be achieved at retirement only if the value of the Company's stock grows at a sustained compounded level established by the Board. Furthermore, in order to receive each year's award, the executive must remain in the employ of the Company through the end of the fiscal year in which it is awarded (except in the case of the Executive's death, disability or termination of employment other than for cause during that year), and he or she must have retained all restricted shares previously awarded under the Retirement Plan. The Compensation Committee believes that the Retirement Plan mutually benefits the Company, its stockholders and its most senior executives.

Other Compensation

        The Company has an Incentive Savings Plan (the "Plan") which offers all employees (subject to certain eligibility requirements), including the named Executive Officers, tax advantages pursuant to Section 401(k) of the Internal Revenue Code. The Company makes a matching contribution to the Plan of $.70 on each dollar of the first 7% of compensation contributed by the participant, subject to legal maximums imposed by the Internal Revenue Code. Contributions are made by participants through a payroll deduction program. The total aggregate amount of the Company's matching contribution for the named Executive Officers is included in the Summary Compensation Table on page 6.

        The Company maintains an Exec-U-Care Medical Reimbursement Plan which provides additional health and life insurance protection for certain officers of the Company and its subsidiaries, in addition to the group health and life insurance policies provided to all employees. The participants in the Exec-U-Care Plan include Messrs. Jezuit and Gorey and Ms. Riley. The total aggregate cost to the Company during fiscal year 2002 under the Plan for those Executive Officers was less than $13,000.

Limitation on Deductibility of Compensation

        In 1993, the tax laws were amended by the addition of Section 162(m) of the Internal Revenue Code. Effective for fiscal years beginning after 1993, that Section limits the deductibility of compensation paid by a publicly-held company to its chief executive officer and to the four other officers who are most highly compensated. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. No Executive Officer, other than Mr. Jezuit, was affected by this limitation in fiscal 2002.

                      COMPENSATION COMMITTEE
                      William G. Fowler, Chairman
                      Lawrence C. McQuade
                      Robert D. van Roijen, Jr.

AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements for fiscal 2002 with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with PricewaterhouseCoopers LLP their independence.

        Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2002, for filing with the Securities and Exchange Commission.

                      AUDIT COMMITTEE
                      William G. Fowler, Chairman
                      Lawrence C. McQuade
                      Robert D. van Roijen, Jr.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The current members of the Audit, Compensation, Governance and Nominating Committees are William G. Fowler, who serves as Chairman of the Audit, Compensation and Nominating Committees, Lawrence C. McQuade and Robert D. van Roijen, Jr. There are no Committee interlocks as defined by the SEC rules.

COMMON STOCK PERFORMANCE GRAPH

        The following graph compares the five year cumulative total return of the Company's Common Stock with the Russell 2000 Index and the Nasdaq Non-Financial Index, assuming the investment of $100 on June 30, 1997 and the reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG QUIXOTE CORPORATION, THE RUSSELL 2000 INDEX AND
THE NASDAQ NON-FINANCIAL INDEX

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

        See "Employment Agreements and Termination Benefits" and the "Summary Compensation Table" for a description of certain transactions and business relationships involving management of the Company.

APPROVAL OF AUDITORS

        The Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors for the Company and has recommended that the stockholders approve the appointment. PricewaterhouseCoopers LLP has served as the Company's independent auditors for many years. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make an independent statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions.

Audit Fees

        Audit fees paid by the Company to PricewaterhouseCoopers LLP in connection with the review and audit of the Company's annual financial statements for the year ended June 30, 2002 and the review of the Company's interim financial statements included in the Company's Quarterly Reports on Form 10-Q for fiscal year 2002, were approximately $187,800.

Financial Information Systems Design and Implementation Fees

        The Company did not engage PricewaterhouseCoopers LLP to provide advice to it regarding financial information systems design and implementation during fiscal 2002.

All Other Fees

        Fees billed to the Company by PricewaterhouseCoopers LLP during the fiscal year ended June 30, 2002 for all other non-audit services to the Company totaled approximately $439,700. These services consisted primarily of tax consulting and due diligence and accounting services related to the possible purchase or sale of business units.

        The Audit Committee has determined that the provision of services described under "All Other Fees" is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

        The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock represented at the meeting and entitled to vote is necessary to approve PricewaterhouseCoopers LLP as the Company's auditors.

        The Board of Directors recommends a vote FOR approval of PricewaterhouseCoopers LLP as the Company's auditors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The chart below sets forth, as of September 18, 2002 information to the best of the Company's knowledge with respect to the persons who beneficially owned in excess of five percent of the Company's Common Stock; the total number of shares of the Company's Common Stock beneficially owned by each Director and named Executive Officer; and the total number of shares of the Company's Common Stock beneficially owned by the Directors and Executive Officers of the Company, as a group.

Name of Beneficial Owner	Amount Beneficially Owned (1)	Approximate Percentage(%) of Class (1)
Wellington Management Company, LLP(2)	761,200	9.8
FMR Corp.(3)	755,400	9.7
Zesiger Capital Group L.L.C.(4)	554,000	7.1
Investment Counselors of Maryland(5)	495,900	6.4
SunTrust Bank, Florida, N.A.(6)	401,300	5.2
Leslie J. Jezuit(7)	305,892	3.8
James H. DeVries(8)	215,499	2.7
William G. Fowler	163,056	2.1
Daniel P. Gorey(7)	145,983	1.9
Lawrence C. McQuade	81,234	1.0
Robert D. van Roijen, Jr.(8)	108,334	1.4
Joan R. Riley(7)	106,700	1.4
Directors and Executive Officers as a group (7 persons including those individuals named above)(7)(8)	1,126,698	13.4

(1)
The shares reported in the above table include shares of Common Stock which can be acquired within 60 days of September 18, 2002, through the exercise of options ("Option Shares") as follows: Mr. Jezuit—193,447 shares; Mr. Gorey—78,334 shares; Ms. Riley—66,667 shares; Mr. DeVries—72,834 shares; Mr. Fowler—72,834 shares; Mr. McQuade—72,834 shares; Mr. van Roijen—82,834 shares; and Directors and Executive Officers as a group—639,784 shares. Each individual's Option Shares are also included in the number of shares of the Company issued and outstanding for purposes of calculating the percentage ownership of each individual in accordance with the rules and regulations of the Exchange Act. Certain of these persons also have options not exercisable within 60 days of September 18, 2002, by which they can acquire the following additional shares of Common Stock: Mr. Jezuit—105,998 shares; Mr. Gorey—70,666 shares; Ms. Riley—42,333 shares; Mr. DeVries—10,166 shares; Mr. Fowler—10,166 shares; Mr. McQuade—10,166 shares; Mr. van Roijen—10,166 shares; and Directors and Executive Officers as a group—259,661 shares. These shares are not included in the above table or in the percentage ownership calculations.

(2)
Based upon information set forth in a Schedule 13F for the period ending June 30, 2002. The address for Wellington Management Company, LLP is 75 State Street, 19th Floor, Boston, Massachusetts 02109-1809.

(3)
Based upon information set forth in a Schedule 13F for the period ending June 30, 2002. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of the listed shares as a result of acting as investment adviser to various investment companies. The listed shares are owned primarily by one investment company, Fidelity Low-Priced Stock Fund (the "Fund"). The address for FMR Corp. and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Based upon information set forth in a Schedule 13F for the period ending June 30, 2002. The address for Zesiger Capital Group L.L.C. is 320 Park West, 30th Floor, New York, NY 10022.

(5)
Based upon information set forth in a Schedule 13F filing for the period ending June 30, 2002. The address for Investment Counselors of Maryland is 803 Cathedral Street, Baltimore, Maryland 21201.

(6)
Based upon information set forth in a Schedule 13F for the period ending June 30, 2002. The address for SunTrust Bank, Florida, N.A. is 200 South Orange Avenue, Orlando, Florida 32801.

(7)
Includes shares held under the Quixote Corporation Incentive Savings Plan as of September 18, 2002.

(8)
Mr. DeVries may be deemed to be the beneficial owner of 5,492 and Mr. van Roijen of 7,000 shares of Common Stock owned by family members. These shares are not included in the above table and Mr. DeVries and Mr. van Roijen disclaim beneficial ownership of these shares.

MISCELLANEOUS

Stockholder Proposals for the Annual Meeting to be held in 2003

        Under the rules and regulations of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the Annual Meeting to be held in 2003 must be received by the Company on or before May 31, 2003, to be considered for inclusion in the Company's proxy statement relative to that meeting. The persons named in the Board's proxy for the 2003 Annual Meeting will be entitled to exercise the discretionary voting authority conferred by such proxy on any stockholder proposal which is not included in the Company's Proxy Statement if the stockholder making such proposal does not give the Company notice before May 31, 2003. Such proposals should be in writing and sent to Ms. Joan R. Riley, Secretary—Quixote Corporation, One East Wacker Drive, Chicago, IL 60601.

Compliance with Section 16 of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive Officers, Directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 2002, the Company believes that all Section 16(a) filing requirements applicable to the Company's Officers and Directors and ten percent stockholders were complied with by such persons.

Corporate Governance Guidelines

        On August 15, 2002, the Company's Board of Directors adopted Corporate Governance Guidelines, which are attached as Exhibit A to this Proxy Statement.

Availability of Annual Report on Form 10-K

        The Company will be pleased to make its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, available without charge to interested parties. Written requests for the report should be directed to Ms. Joan R. Riley, Secretary—Quixote Corporation, One East Wacker Drive, Chicago, IL 60601.

EXHIBIT A
QUIXOTE CORPORATION
CORPORATE GOVERNANCE GUIDELINES
ADOPTED BY THE BOARD OF DIRECTORS
AUGUST 15, 2002

        The Board of Directors of Quixote Corporation recognizes the importance of good corporate governance as a means of enhancing and furthering the interests of the Company and its stockholders. These guidelines are designed to serve as a framework of solid corporate values for principled goal setting, effective decision-making and appropriate monitoring of compliance and performance. They are to be interpreted and applied in the context of all applicable laws, rules, regulations and governing corporate documents, including the Company's Certificate of Incorporation and Bylaws. As a dynamic structure, they are to be reviewed periodically by the Board of Directors.

I.      BOARD COMPOSITION AND ORGANIZATION

1.    Size of the Board.

        The Restated Certificate of Incorporation states that there shall be between three and nine directors as determined by the By-Laws. The By-Laws currently provide for six directors.

2.    Mix of Management and Independent Directors.

        The Board believes that as a matter of policy, there should be a majority of independent directors. In assessing independence, the Board uses the definition of "Independent Director" set forth in Rule 4200 of the Nasdaq Stock Market® Marketplace Rules. That Rule states, in part, that an Independent Director is someone other than an officer or employee of the Company or its subsidiaries or other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board currently has six members, two of whom are employees of the Company and four of whom are considered independent under Rule 4200.

3.    Term and Tenure

        In accordance with the Company's Restated Certificate of Incorporation, the Board is divided into three classes with the term of one class expiring each year so that each director is elected for a three-year term. The Board has not established term limits, believing that they have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insights into the Company and its operations and consequently, an increasingly valuable contribution to the Board as a whole.

4.    Chairman of the Board and Chief Executive Officer.

        The Board believes that as a general policy the Chief Executive Officer may also serve as the Chairman of the Board. This provides the most efficient and effective means for the overall management and functioning of the Company.

II.    COMMITTEE MATTERS

1.    Membership of Committees.

        The Board currently has the following committees: Audit, Compensation and Nominating. Only non-employee independent directors serve on these committees. The Board has the flexibility to form new committees of three or more directors by resolution or resolutions passed by three-fourths of the entire Board and to dissolve committees by resolution passed by a majority of the entire Board. The Chairman of the Board and the President is an ex officio member of any executive or finance committee.

2.    Committee Charters

        Each Committee has a charter that is reviewed periodically by the Board.

3.    Committee Meetings

        The Chairman of each Committee, in consultation with the other Committee members, determines the frequency and length of Committee meetings. All action by any Committee is referred to the Board at the Board's next meeting and is subject to revision or alteration by the Board, provided that no rights or acts of third parties would be affected by such revisions.

III.  Board Operations

1.    Agendas and Background Information.

        The Chairman of the Board and the Chief Executive Officer (if not the same as the Chairman) will establish the agenda for each meeting of the Board of Directors. Directors are free to suggest the addition of any matters that they consider important for inclusion on the agenda.

2.    Regular Attendance of Non-Directors at Board Meetings.

        The Chief Financial Officer and the General Counsel are expected to be present at all times during Board meetings, except where there is a specific reason for one or both of them to be excluded. In addition, the Chairman may invite one or more members of management to attend Board meetings and other officers and employees as appropriate to the circumstances.

3.    Distribution of Board Materials

        To the extent feasible, information and data important to the Board's understanding of the matters to be considered, including background summaries, will be distributed prior to the meeting. Directors also routinely receive financial information, including backlog data, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of the Company's business, performance and prospects.

4.    Board Interaction with Institutional Investors, the Press and Others

        The Board believes that Management speaks for the Company. While individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, it is expected that Board members would do this with the prior knowledge and concurrence of management.

5.    Selection of New Director Candidates

        The Board delegates to the Nominating Committee the screening process involved in identifying and screening candidates for Board membership, with direct input from the Chairman and other Board members. Final approval for new Board candidates rests with the full Board of Directors.

IV    Performance Assessment

1.    Board Self-Evaluation

        The Board considers it important to evaluate the effectiveness of the full Board annually.

2.    Evaluation of the Chief Executive Officer

        The Chief Executive Officer is evaluated annually by the Compensation Committee, which reviews and determines the individual elements of total compensation for the Chief Executive Officer and reports the results of its annual review and determination to the Board.

3.    Evaluation of Principal Officers

        The Chief Executive Officer reviews annually with the Compensation Committee the performance of the principal officers of the Company, giving his assessment of each officer's performance. The Compensation Committee reviews these evaluations and recommendations and determines the compensation of the principal officers, reporting its determination to the Board.

V      Periodic Review of these Guidelines

        The operation of the Board of Directors is a dynamic and evolving process. As such, these Guidelines will be reviewed periodically by the Board and may be amended from time to time.

SKU#0524-PS-02

DETACH HERE

PROXY

QUIXOTE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoint(s) Leslie J. Jezuit and Joan R. Riley as proxies with full power of substitution and hereby directs them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Quixote Corporation to be held in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, Friday, November 15, 2002, at 10:00 a.m. Central Standard Time, and at any adjournments thereof, as indicated on the proposals set forth on the reverse side of this Proxy.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. Discretionary authority is conferred by the Proxy to vote on all matters, other than those specified on the reverse side, which may properly come before the meeting or any adjournment thereof.

        PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

QUIXOTE CORPORATION
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone		Vote by Internet
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).		It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.	1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2.	Go to the Website http://www.eproxyvote.com/quix
3.	Enter your Voter Control Number located on your Proxy Card above your name.	3.	Enter your Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.

Your vote is important! Call 1-877-PRX-VOTE anytime!		Your vote is important! Go to http://www.eproxyvote.com/quix anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

☒	Please mark votes as in this example.
								FOR	AGAINST	ABSTAIN
1.	Election of Directors. Nominees: (01) Leslie J. Jezuit (02) Daniel P. Gorey					2.	Approving the selection of PricewaterhouseCoopers LLP as independent auditors of the Company.	☐	☐	☐
						3.	Transaction of such other business as may properly come before the meeting and any adjournments thereof.
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
	☐	For all nominees except as noted above
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the president or other authorized officers. All co-owners must sign.
Signature:	Date:	Signature:	Date:

QuickLinks

ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR FOR A THREE-YEAR TERM EXPIRING IN 2005
DIRECTORS CONTINUING IN OFFICE
REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMMON STOCK PERFORMANCE GRAPH
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
APPROVAL OF AUDITORS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
MISCELLANEOUS
EXHIBIT A QUIXOTE CORPORATION CORPORATE GOVERNANCE GUIDELINES ADOPTED BY THE BOARD OF DIRECTORS AUGUST 15, 2002